CONSENT TO ACTION WITHOUT A MEETING
                      RESOLUTION OF THE BOARD OF DIRECTORS
                                       OF
                                 Bisassist, Inc.


The undersigned constituting all of the members of the board of directors of Bisassist, Inc., a Nevada Corporation (the Company), this 16th day of February 2002, hereby adopt the following resolution by written consent effective immediately:


WHEREAS, the board of Directors has been advised that one of its Directors desires to resign as such, and the Board is willing to accept such resignation;

RESOVED, that the Company hereby approves, adopts, and accepts the resignation of Romie Krickbaum as a Director of the Company effective immediately;

RESOLVED FURTHER, that the appropriate officers of the Company are authorized, Empowered and directed, in the name and on behalf of the Company, to execute and deliver all such documents, schedules, instruments and certificates, to make all such payments or perform all such acts and things, and to execute and deliver all such other documents as may be necessary from time to time in order to carry out the purpose and intent of this resolution; and that all of the acts and doings of any of such officers that are consistent with the purpose of this resolution are hereby authorized, approved, ratified and confirmed in all respects.


/s/ Cal Mees
----------------------------
Cal Mees, President/Director



I, Romie Krickbaum, hereby resign as a Director of Biassist, Inc.

/s/ Romie Krickbaum
----------------------------
 Romie Krickbaum